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                                                                   EXHIBIT 10.22


                           ZINC OXIDE SUPPLY AGREEMENT

         This Zinc Oxide Supply Agreement (the "Agreement") is between [ * * * ] ("Purchaser") and Nanophase Technologies Corporation ("Nanophase") and is dated as of September 16, 1999.

                                   BACKGROUND

         1. Purchaser markets and sells topical human sunscreen agents that include zinc oxide for inclusion in consumer products.

         2. Nanophase manufactures zinc oxide using certain proprietary manufacturing technology.

         3. Purchaser wishes to purchase zinc oxide from Nanophase, and Nanophase wishes to sell zinc oxide to Purchaser, on the terms set forth in this Agreement.

         NOW, THEREFORE, Purchaser and Nanophase agree as follows.

                              I. PURCHASE AND SALE

         1.1. Agreement to Purchase and Sell. On the terms and subject to the conditions of this Agreement, Nanophase agrees to sell to Purchaser, and Purchaser agrees to purchase from Nanophase, zinc oxide meeting the specifications set forth in Exhibit A to this Agreement and manufactured in accordance with Exhibit A (such zinc oxide being referred to as the "Product"). The terms of this Agreement apply only to the sale and use of the Product as a topical human sunscreen agent (the "Field")

         1.2. Forecasts. Purchaser will give Nanophase two months' notice of the date and amount of Purchaser's first purchase order. Concurrent with the delivery of Purchaser's first purchase order, Purchaser will deliver a forecast within the capacity limits provided in Section 3.01 (including the additional capacity referenced therein) of Purchaser's expected purchase orders with Nanophase for the Product for each of the next six months (the "Initial Forecast"). Purchaser's first purchase order will be for the amount of Product set forth for the first two months covered by the Initial Forecast. Beginning on the first day of the calendar quarter following the date of such purchase order, and on the first day of each subsequent calendar quarter during the term of this Agreement, Purchaser will deliver to Nanophase a forecast (a "Quarterly Forecast") of Purchaser's expected purchase orders with Nanophase for the Product for each of the next six months.

The amount set forth for each month in any Quarterly Forecast shall not exceed the monthly capacity then required (or then requested to become effective) for such month under Article III; provided that any such amount may include inventory required to be maintained under Section 3.04. The Quarterly Forecasts shall not themselves constitute purchase orders for Product (which will be made as provided in Section 1.03), but failure to order quantities shown in a Quarterly Forecast may result in price adjustments as set forth in Section 1.04.


*  *  *  CONFIDENTIAL TREATMENT REQUESTED

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         1.3. Orders. Each order for Product will be made by a written purchase order signed by a representative of Purchaser that will set forth the amount of Product ordered, the price initially payable, and the shipping date, which will be no sooner than three business days after the date that Nanophase receives the purchase order.

         1.4.  Price.

               (a) The price payable per kilogram of Product ordered shall be determined in accordance with the annual volume and price levels set forth in Exhibit B. The price initially payable for each order of Product shall be calculated based on the assumption that annual sales volume will be two times the aggregate amount of Product forecasted to be ordered for the six months covered by the Quarterly Forecast most recently delivered by Purchaser as of the date of the order. Pricing shall be subject to adjustment as set forth in subsections (b) and (c).

               (b) If the aggregate amount of Product shipped in any two months covered by the then most recent Quarterly Forecast is less than 80% of the aggregate amount shown for such two month period in such Quarterly Forecast, then Purchaser shall pay to Nanophase, as an additional increment of the purchase price, an amount equal to (i) the price that would be payable under Exhibit B for the Product actually ordered during such two month period at the next higher annual price level than the one initially applied pursuant to subsection (a) above, minus (ii) the price initially payable for such Product as provided in subsection
         (a). Any such additional increment shall be separately invoiced by Nanophase, with calculation of the invoiced increment set forth in reasonable detail. Purchaser will not be required to make any payment under this subsection (b) if Nanophase has made available for shipment as provided in this Agreement less Product than Purchaser has ordered for shipment pursuant to the terms of this Agreement in the relevant two month period.

               (c) Within 30 days of the end of each calendar year during the term of this Agreement, Nanophase will deliver to Purchaser a statement setting forth (i) the amount of Product invoiced during the preceding calendar year, (ii) the aggregate price initially paid for such Product pursuant to subsection (a) (excluding any increments paid pursuant to subsection (b) or Section 3.03), and (iii) the amount payable calculated in accordance with Exhibit B based upon amounts actually ordered during the relevant year. If the amount referred to in clause
         (iii) of the preceding sentence exceeds the amount referred to in clause (ii), Purchaser will, within 45 days of receipt of Nanophase's statement, pay to Nanophase the amount of such excess. If the amount referred to in clause (ii) exceeds the amount referred to in clause
         (iii), Nanophase will, within 45 days of its delivery of the statement, pay to Purchaser the amount of such excess. Purchaser will not be required to make any payment under this subsection (c) if Nanophase has provided and invoiced less Product than Purchaser has ordered for shipment in the relevant calendar year.

               (d) Nanophase and Purchaser will, upon the request of Purchaser, negotiate in good faith with respect to discounted prices for Product included in material sold by Purchaser to certain preferred Purchaser customers.



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               (e) Nanophase and Purchaser agree to negotiate in good faith lower purchase prices for annual amounts of Product greater than 681,818 kilograms.

               (f) The pricing set forth in Exhibit B will be subject to annual increases or decreases based upon changes in labor costs, electricity costs, and changes in the published price of zinc metal, all in accordance with the calculation described in Exhibit C. The first such adjustment will be made based on costs and prices as of January 1, 2001 and will be effective as soon thereafter as the statistics referred to in Exhibit C become available for that date. The base from which changes will calculated pursuant to Exhibit C will be the most recently reported statistics as of the date of this Agreement. Prices calculated pursuant to Exhibit C will be fixed without further adjustment for at least -twelve months after they become effective.

         1.5. Shipping Date. Nanophase will have Product available for shipment F.O.B. its facility and will deliver Product to the carrier at the Nanophase loading dock, packaged and labeled in accordance with Exhibit A, by the date set forth in the relevant purchase order; provided that Nanophase shall not be required to so ship in any month an amount of more than 120% of the amount shown for such month in the then current Quarterly Forecast. Nanophase will also have available and (if ordered) provide as set forth in this Section 1.05 an additional amount of Product equal to the amount of inventory required to be on hand pursuant to Section 3.04; provided that if such additional amount is depleted by orders from Purchaser it shall only be required to be restored to the extent provided in Section 3.04. Risk of loss or damage to Product will pass to Purchaser upon shipment.

         1.6. Warranty; Acceptance. Nanophase warrants that all Product shipped under this Agreement will conform to the specifications set forth in Exhibit A and will be manufactured in accordance with Exhibit A. Nanophase shall be responsible for quality control prior to shipment. Purchaser shall have thirty days from delivery of Product hereunder to inspect each shipment prior to acceptance. Product shipped against a Purchaser purchase order shall be accepted if the shipment conforms to Exhibit A and the full amount of such shipment is timely shipped as provided this Agreement. With respect to any nonconforming, late or incomplete shipment, Purchaser may, at any time prior to the expiration of the thirty day acceptance period, reject any Product delivered and either (i) cancel the relevant purchase order, upon which Nanophase will promptly refund in full any amounts paid under such purchase order, or (ii) in the case of a nonconforming shipment, require Nanophase to immediately ship Product in conformity with the relevant purchase order and Exhibit A; provided that with respect to any incomplete shipment Purchaser may not cancel the relevant purchase order if Nanophase has made the balance of the order available for shipment as provided herein within 5 days of the date due. Any rejected Product will be returned to Nanophase at Nanophase's risk and expense. Incremental costs incurred by Nanophase to replace non-conforming shipments will be borne by Nanophase.

         1.7. Payment. Payment of the initial purchase price for Product ordered under this Agreement shall be due 60 days from date of invoice with payment due on the 60th day. Product will be invoiced on or after shipment. Nanophase shall retain title to Product until payment in full of the initial purchase price. If for any reason this retention of title is ineffective, Purchaser grants to Nanophase a purchase money security interest in ordered Product for payment in full of the initial purchase price.



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         1.8. Batch Size. Product sold under this Agreement will initially be made in batches of 500 kilograms per batch. Beginning on the 60th day after the end of the first period of two consecutive months in which Purchaser orders a total of at least 33,000 kilograms of Product, the size of each batch will be increased to 1000 kilograms or such other amount as may be mutually agreed upon.

                         II. EXCLUSIVITY; REQUIREMENTS

         2.1. Nanophase Exclusivity. Nanophase covenants that, during the term of this Agreement and for two years after effectiveness of any termination of this Agreement, Nanophase will not, directly or indirectly, knowingly sell zinc oxide to any person other than Purchaser for use in the Field or resale (directly or indirectly) to any person for use in the Field.

         2.2. Purchaser Requirements.

              (a) Purchaser will deliver its first purchase order under this Agreement not later than June 30, 2000. During the twelve month period beginning on the date of delivery of Purchaser's first purchase order, Purchaser will purchase at least 100,000 kilograms of Product under this Agreement. If Purchaser does not order at least 100,000 kilograms of Product during such twelve month period, then within 30 days of the first anniversary of the date of delivery of Purchaser's first purchase order, Purchaser will pay to Nanophase an amount equal to (i) the price of 100,000 kilograms of Product, determined in accordance with Exhibit B, minus (ii) the aggregate purchase price of Product ordered by Purchaser during the twelve month period beginning on the date of delivery of Purchaser's first purchase order; provided that no such payment shall be due if Nanophase has failed to meet timely its shipment obligations for any month during such year. Shipment will be deemed timely for this purpose if made within two days of the date required by Section 1.05.

              (b) For each of the years beginning on the first and each subsequent anniversary of the date of delivery of Purchaser's first purchase order, Purchaser will purchase from Nanophase at least 70% of its requirements of zinc oxide for use or resale in the Field. This requirements commitment shall not be effective if Nanophase shall, during the period up to and including the date on which this requirements commitment would otherwise become effective, fail to ship in a timely fashion at least 80% of the Product required to shipped in any month, or at least 95% of the Product required to be shipped in any three month period, in either case under purchase orders made by Purchaser in accordance with this Agreement, with Product meeting the specifications set forth in Exhibit A and manufactured in accordance with Exhibit A.

                                 III. CAPACITY

         3.1. Initial Capacity. Nanophase represents and warrants that it has and will have, on the date of this Agreement and throughout the term of this Agreement, the capacity to manufacture and ship to Purchaser in conformity with Exhibit A at least 15,200 kilograms of Product per month. Nanophase further represents and warrants that it has and will have, on the date of this Agreement and throughout the term of this Agreement, additional capacity to




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manufacture in conformity with Exhibit A at least 3,040 additional kilograms of
Product per month that can be made available on a timely basis to supplant or supplement the capacity of 15,200 kilograms required by the preceding sentence.

         3.2. Increases in Capacity. Purchaser may from time to time, by notice to Nanophase, request increases in Nanophase's capacity to manufacture and ship Product to Purchaser hereunder. Each requested increased level of capacity shall be stated in kilograms per month. Nanophase agrees that it will implement any request for which, after compliance with such request, total requested capacity will be 26,500 kilograms per month or less. In the case of any request for which, after compliance with such request, total requested capacity would be more than 26,500 kilograms per month (a "Declinable Request"), Nanophase may, within one month after the delivery of Purchaser's notice, deliver a response stating that Nanophase declines to implement the requested increase in capacity, in which case Purchaser shall have the rights set forth in Article V. No more than one Declinable Request may be made in any calendar quarter, and the incremental new capacity specified in any Declinable Request may not exceed 15,200 kilograms per month. Any increase requested by Purchaser pursuant to this
Section 3.02 (other than a Declinable Request declined as permitted by this Section 3.02) shall be implemented within 180 days after the delivery of Purchaser's request. Nanophase will at all times maintain actual capacity to manufacture and ship Product of at least 120% of the requested capacity required to be implemented from time to time pursuant to this Section 3.02.

         3.3. Utilization of Increased Capacity. If a requested increase in capacity is timely implemented and if in any period of three consecutive calendar months beginning 12 months after Purchaser delivered the request for such increase, average monthly orders by Purchaser for such three month period are less than 80% of the total requested capacity, Purchaser will pay to Nanophase, as an additional increment of the purchase price for Product ordered during such three month period, an amount equal to (i) the price that would be payable under Exhibit B for the Product actually ordered during such three month period at the next higher annual price level than the one initially applied pursuant to Section 1.04(a), minus (ii) the price initially payable for such Product as provided in Section 1.04(a). Any such additional increment shall be separately invoiced by Nanophase, with calculation of the invoiced increment set forth in reasonable detail.

         3.4. Inventory. Nanophase shall maintain inventory of manufactured Product available to fill orders from Purchaser equal to two times the average forecasted monthly orders as reflected in the then current Quarterly Forecast. If this inventory is depleted by orders from Purchaser, Nanophase will restore the required inventory level as soon as capacity in excess of Purchaser orders permits. If Purchaser shall request an increase in the amount of inventory to be maintained by Nanophase under this Agreement, Nanophase shall maintain such increased inventory level subject to good faith negotiation regarding payment of the costs of maintaining the increased level of inventory.

         3.5. Allocation. The fulfillment of Nanophase's obligations to Purchaser hereunder shall be the first priority of the relevant Nanophase facilities as configured for the Product and other resources useable for manufacture of the Product.

         3.6. Initial Samples. Nanophase will propose to Purchaser a plan for the continuous manufacture at the expense of Nanophase, in the machines and facilities intended to be used to



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fulfill Nanophase's obligations for the year after the delivery of Purchaser's first purchase order, of 4000 kilograms of Product. This Product will be for use by Purchaser as qualification samples with Purchaser's customers during the period beginning on October 1, 1999 and ending on June 30, 2000. Purchaser may observe the manufacture and quality control procedures for the production of this initial 4000 kilograms of Product. Successful completion of this initial production shall be a condition precedent to the effectiveness of the obligations of Purchaser and Nanophase under this Agreement; provided that Purchaser may unilaterally waive this condition for both Purchaser and Nanophase.

                       IV. TERM OF RIGHTS AND OBLIGATIONS

         4.1. Term and Termination.

              (a) The provisions of this Agreement shall remain in effect unless and until terminated pursuant to this Section 4.01.

              (b) At any time after delivery of Purchaser's first purchase order for Product, either party may terminate this Agreement for any reason by delivering two years' advance notice of termination to the other party.

              (c) Nanophase may terminate this Agreement by notice to Purchaser if (i) Purchaser shall have materially breached this Agreement and shall not have cured such breach within 90 days of delivery by Nanophase of a notice describing such breach; or (ii) the board of directors of Purchaser approves the dissolution or winding up of Purchaser, a receiver is appointed for Purchaser or a substantial portion of its assets, Purchaser shall make an assignment for the benefit of creditors or commence any bankruptcy or insolvency proceedings, or any bankruptcy or insolvency proceedings shall be commenced against Purchaser which are not stayed or dismissed within 90 days.

              (d) Purchaser may terminate this Agreement by notice to Nanophase if (i) Nanophase shall have failed to ship in a timely fashion at least 80% of the Product required to shipped in any month, or at least 95% of the Product required to be shipped in any three month period, in either case under purchase orders made by Purchaser in accordance with this Agreement, with Product meeting the specifications set forth in Exhibit A and manufactured in accordance with Exhibit A; (ii) Nanophase shall have otherwise materially breached this Agreement and shall not have cured such breach within 90 days of delivery by Purchaser of a notice describing such breach; or (iii) the board of directors of Nanophase authorizes the dissolution or winding up of Nanophase, a receiver is appointed for Nanophase or a substantial portion of its assets, Nanophase shall make an assignment for the benefit of creditors or commence any bankruptcy or insolvency proceedings, or any bankruptcy or insolvency proceedings shall be commenced against Nanophase which are not stayed or dismissed within 90 days.

         4.2. Effect of Termination.

              (a) If Nanophase shall deliver notice of termination under Section 4.01(b) on or before the first anniversary of the date of delivery of Purchaser's first purchase order, Purchaser shall have no further obligations under Section 2.02 after delivery of




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         Nanophase's notice. If Nanophase shall deliver notice of termination under Section 4.01(b) after the first anniversary of the date of delivery of Purchaser's first purchase order, and Nanophase shall not then be in breach of this Agreement, Purchaser shall be obligated to purchase 50% of its requirements for the Product for the twelve month period following delivery of notice of termination if Nanophase shall continue to comply with its shipment and other obligations under this Agreement. After twelve months from notice of termination by Nanophase under Section 4.01(b), Purchaser will have no further obligations under Section 2.02.

              (b) If Purchaser shall deliver notice of termination under Section 4.01(b) on or before the first anniversary of the date of delivery of Purchaser's first purchase order, then (i) Purchaser's obligations under Section 2.02(a) shall continue in effect for their original term,
         (ii) Purchaser shall be obligated to purchase at least 70% of its requirements for the Product for the period from the earlier of (x) 180 days after delivery of notice of termination and (y) the first anniversary of delivery of Purchaser's first purchase order until (in either case) the first anniversary of notice of termination, and (iii) Purchaser shall be obligated to purchase 50% of its requirements for the Product for the period from the first anniversary of delivery of notice of termination until the second anniversary of notice of termination. If Purchaser shall deliver notice of termination under
         Section 4.01(b) after the first anniversary of the date of delivery of Purchaser's first purchase order, Purchaser shall be obligated to purchase 70% of its requirements for the Product for the first year after delivery of notice of termination, and Purchaser shall be obligated to purchase 50% of its requirements for the Product for the second year after delivery of notice of termination.

              (c) If Nanophase shall terminate this Agreement under Section 4.01(c), Nanophase may, by an express election included in its notice of termination, obligate Purchaser to purchase under this Agreement 70% of its requirements for the Product for the first twelve months after termination and 50% of its requirements for the Product for the second twelve months after termination. If Nanophase makes such an election, then for a period of twenty four months after termination Nanophase shall be obligated to fill Purchaser's orders for Product, on the terms set forth in Article I, to the extent of Nanophase's required capacity as of the date of termination, as established as of such date pursuant to the provisions of Article III (or, if higher, to the extent of the amount that Purchaser is required to purchase). Purchaser's obligations to purchase from Nanophase under this Section 4.02(c) will terminate if Nanophase does not comply with its obligations to fill orders for Product as provided in this Section 4.02(c).

              (d) If Purchaser shall terminate this Agreement under Section 4.01(d), then for a period of two years after termination Nanophase shall be obligated to fill Purchaser's orders for Product, on the terms set forth in Article I, to the extent of Nanophase's required capacity as of the date of termination, as established as of such date pursuant to the provisions of Article III.

         4.3. Survival of Additional Provisions. The obligations of the parties to make any payments due but unpaid on the date of termination and the provisions of Article V, Article VI, and Section 7.04 shall survive any termination of this Agreement. The provisions of



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Section 2.01 shall survive termination of this Agreement for the period set forth therein. The provisions of Article I shall survive termination with respect to purchases and sales of Product made after termination.

                             V. TECHNOLOGY TRANSFER

         5.1. Triggering Events. Upon the occurrence of any of the following events (each a "Triggering Event"), Purchaser's rights to transfer of technology under this Article V shall become effective:

              (a) Nanophase shall deliver notice of termination of this Agreement under Section 4.01(b).

              (b) Purchaser shall terminate this Agreement under Section
         4.01(d).

              (c) Nanophase shall have failed to ship in a timely fashion at least 80% of the Product required to be shipped in any month, or at least 95% of the Product required to be shipped in any three month period, in either case under purchase orders made by Purchaser in accordance with this Agreement, with Product meeting the specifications set forth in Exhibit A and manufactured in accordance with Exhibit A.

              (d) Nanophase shall for any reason decline or otherwise fail to implement in a timely fashion any increase in capacity requested by Purchaser in compliance with Section 3.02.

              (e) (i) Earnings of Nanophase for the twelve month period ending on the date of Nanophase's most recent published quarterly financial statements (calculated in accordance with generally accepted accounting principles applied on a consistent basis) shall be less than $0 and cash and cash equivalents of Nanophase at the end of such period (calculated in accordance with generally accepted accounting principles applied on a consistent basis) shall be less than $4,000,000; (ii) any event or condition shall occur which results in the acceleration of any debt of Nanophase having a principal amount of more than $ 10,000,000 or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such debt or any person acting on the holder's behalf to accelerate the maturity thereof; or (iii) Nanophase shall admit in writing its insolvency or its inability to pay its debts as they come due, or the board of directors of Nanophase shall authorize any liquidation or winding up of Nanophase. Nanophase will give Purchaser prompt notice of the occurrence of any event specified in this Section 5.01(e). The events described in this Section 5.01(e) shall cease to be Triggering Events (i) on the first date that Nanophase shall have had six consecutive quarters of operating income which in the aggregate exceeds $1,500,000, calculated in accordance with generally accepted accounting principles applied on a consistent basis or (ii) on the first date that Nanophase shall have been acquired by or merged with an entity where the surviving entity has total stockholders' equity in excess of $50,000,000.



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

         5.2. License.

              (a) In recognition of Purchaser's investment in developing product lines that include the Product and Purchaser's reliance on continued availability, Nanophase grants to Purchaser, effective upon (and only upon) a Triggering Event, a worldwide, exclusive license under U.S. patent nos. 5,460,701; 5,514,349; and 5,874,684; and all corresponding foreign patents and patent applications (the "Licensed Patents"), and any other intellectual property included in the material referred to in
         Section 5.03 or otherwise relevant to the manufacture of the Product for use in the Field (including without limitation existing and future patent applications or patents and any intellectual property licensed from third parties), with the right to sublicense, to make, have made, use, offer to sell, sell, import, lease or otherwise dispose of the Product for use in the Field, and to practice and have practiced any method(s) described and claimed in the Licensed Patents or other intellectual property for such purpose. This license includes the right of Purchaser: (a) to bring suit in its own name, or if required by law, jointly with Nanophase, at its own expense and on its own behalf, for infringement of the Licensed Patents; and (b) in any such suit to enjoin infringement and to collect for its use, damages, profits and awards of whatever nature recoverable, for such infringement. Nanophase agrees to cooperate in the prosecution of any such proceedings, including by execution of any documents that Purchaser determines to be necessary or appropriate for such prosecution. In the event that the validity or the priority of the Licensed Patents is challenged in a legal proceeding, Purchaser shall have the initial right to defend the same, at its own expense, whether the legal proceeding is brought against Nanophase or Purchaser. Nanophase agrees to cooperate fully with Purchaser in any such proceeding. This license shall have a term equal to the remaining term of last to expire of the Licensed Patents.

              (b) During the effectiveness of the license granted under subsection (a) above, Purchaser will pay to Nanophase a royalty of [ *
         * * ]. "Net Sales" shall mean (i) all sales of zinc oxide manufactured by Purchaser or its sublicensees under the license and (ii) the amount of zinc oxide included in other products sold by Purchaser or its sublicensees and manufactured by Purchaser or its sublicensees under the license (valued at the manufacturer's then current list price), in either case less any returns, adjustments, allowances, taxes (other than income taxes) and credits, and excluding sales of any zinc oxide purchased from Nanophase. Purchaser will, on or before sixty days after the end of each calendar quarter after effectiveness of the license, deliver to Nanophase a statement setting forth in reasonable detail the calculation of Net Sales and the royalty due for the preceding quarter. Delivery of each statement shall be accompanied by payment of the royalty due for the quarter covered by the statement. Nanophase may request a third party audit, at Nanophase's expense, of Purchaser's and Purchaser's sublicensees' records and supporting documents relating to sales of products including zinc oxide manufactured by Purchaser or Purchaser's licensees under the license. Audits will be made during normal business hours by a nationally known independent auditor at the place where the above records are kept. If an audit shows underpayment, Purchaser will promptly pay Nanophase the amounts due.

         *  *  *  CONFIDENTIAL TREATMENT REQUESTED



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         5.3. Escrow. Ninety days after Nanophase receives Purchaser's initial purchase order pursuant to Section 1.02, Nanophase agrees to deposit with a mutually agreed escrow agent, at Purchaser's expense, all information that would be required by Purchaser to configure and operate a facility to manufacture the Product using Nanophase's technology, including such blue prints and operating instructions and other documentation as may be necessary to duplicate Nanophase's manufacturing equipment. The Escrow Agreement under which the escrow agent will hold such materials (the "Escrow Agreement") will provide that such materials will be delivered to Purchaser upon notice of the occurrence of a Triggering Event.

         5.4. Equipment Purchase Option. Upon the occurrence of a Triggering Event, Purchaser shall have the right, at its option, to purchase any or all of the manufacturing, blending, control and packaging equipment associated with the production of the Product (including operating manuals and instructions and quality control records) in good working condition at 115% of such equipment's net book value (as reflected on the books of Nanophase in accordance with generally accepted accounting principles consistently applied), F.O.B. Nanophase's manufacturing facility. Upon the occurrence of a Triggering Event, Purchaser will also have the right, at its option, to purchase any or all of the inventory of the Product, and work in process or raw materials for the Product, held by Nanophase at a price equal to the cost of such materials, as shown on the books of Nanophase in accordance with generally accepted accounting principles applied on a consistent basis, F.O.B. Nanophase's manufacturing or warehouse facility. Nanophase will provide 80 man hours of technology transfer assistance without charge in connection with any such purchase, and will make additional assistance available to Purchaser at a rate of $60.00 per man hour. Nanophase will deliver equipment purchased under this Section 5.04 to its loading dock in good condition and prepared for crating and transport by Purchaser, and will provide access and cooperation to Purchaser during normal business hours for removal of all assets purchased pursuant to this Section
5.04. Payment will be due from Purchaser within 30 days of the date on which Purchaser takes possession.

         5.5. Nature of Agreement. This Agreement is intended to be, and shall be treated as, a contract under which Nanophase is a licensor of a right to intellectual property within the meaning of Section 365(n) of the United States Bankruptcy Code (or any successor provision), and the escrow agreement referred to in Section 5.03 is intended to be, and shall be treated as, an agreement supplementary to a contract under which Nanophase is a licensor of a right to intellectual property within the meaning of such Section (or successor provision).

                           VI. INTELLECTUAL PROPERTY

         6.1. Ownership of Intellectual Property. Each of Nanophase and Purchaser agree that, as between Nanophase and Purchaser, all patents, trademarks, trade secrets, know-how and other intellectual property developed by or registered in the name of either party shall remain the property of that party. Neither party will, directly or indirectly, dispute the validity, scope or enforceability of any patent, trademark, trade secret or other intellectual property held by the other party, or assist or encourage any other person to do so. Each party acknowledges and agrees that, except as expressly stated herein and except for the implied license of Purchaser and its customers to use and sell Product purchased from Nanophase, no license, implied or otherwise, is granted hereby under any patent, trademark, trade secret, patent or trademark application or any other intellectual property right. Nothing contained in this Agreement shall

(i) limit the right of Nanophase to enter into agreements from time to time which grant rights under patents or patent applications for products other than for the Product for use in the Field or (ii) affect rights granted to third parties by Nanophase for products other than the Product for use in the Field.

         6.2. Confidentiality. As used in this Agreement, "Confidential Information" means (i) all confidential or proprietary information (including without limitation financial information and business information such as customer lists) that is or has been disclosed by Nanophase to Purchaser or by Purchaser to Nanophase and (ii) all confidential information, trade secrets, know-how, and all other intellectual property that is subject to the licenses granted in this Agreement and in which proprietary rights would be adversely affected by disclosure. Nanophase and Purchaser agree that they will not, and will not permit their respective officers, employees, agents and representatives to, without first obtaining the written consent of the other party, use, sell or disclose any Confidential Information, except as expressly contemplated hereby and except that Confidential Information may be disclosed by the party that owns it unless such disclosure would adversely affect the proprietary nature of Confidential Information subject to any of the licenses granted hereunder. Either party may disclose Confidential Information to potential customers, and to other third parties to the extent necessary to permit any such third party to assist in manufacturing or marketing activities, provided that any such potential customer or third party to whom Confidential Information is disclosed shall execute a confidentiality agreement no less restrictive than this Section
6.02. "Confidential Information" does not include (i) information that is or becomes (other than by disclosure in violation of this Agreement) generally available to the public, (ii) information that the receiving party can show was known to the receiving party prior to its disclosure by the other party, (iii) information acquired by the receiving party from a third party without continuing restriction on use or breach of any obligation to the other party to this Agreement, (iv) information that a party can show by contemporaneous written records was developed by that party without reference to the other party's Confidential Information, or (v) information required to be disclosed by law or regulation or by judicial process or administrative order, provided that prompt notice and an opportunity to seek a protective order is given to the other party prior to disclosure. Nanophase and Purchaser agree that this Agreement and the Exhibits hereto are Confidential Information subject to this
Section 6.02. Purchaser consents to the disclosure of the relationship contemplated by this Agreement in filings by Nanophase with the U.S. Securities and Exchange Commission relating to publicly traded securities of Nanophase, and the filing of this Agreement as a related exhibit; provided that Nanophase shall diligently seek confidential treatment of all pricing information and the identity of Purchaser. Nanophase consents to the disclosure of this Agreement to shareholders, investors, and other third parties with whom Purchaser has significant business relationships, provided that any party to whom Purchaser makes disclosure shall agree to keep all pricing information confidential.

         6.3. Representations. Nanophase represents to Purchaser that:

                    (i) Nanophase has full authority to enter into this
              Agreement and grant the licenses and rights set forth herein.

                    (ii) To the best of Nanophase's knowledge, the Licensed
              Patents, the Product and the manufacture of the Product do not infringe upon any patent, trade secret or other proprietary right of any third party.

                    (iii) Nanophase is not aware of any claim of infringement of any patent, trade secret or other proprietary right having been made or pending against Nanophase relative to the Licensed Patents, the Product or the manufacture of the Product.

         6.4. Representations. Purchaser represents to Nanophase that:

                    (i) Purchaser has full authority to enter into this
              Agreement.

                    (ii) To the best of Purchaser's knowledge, U.S. Patent
              5,587,148 (the "Purchaser Patent") does not infringe upon any patent, trade secret or other proprietary right of any third party.

                    (iii) Purchaser is not aware of any claim of infringement of any patent, trade secret or other proprietary right having been made or pending against Purchaser relative to the Purchaser Patent.

         6.5. Indemnities.

              (a) Nanophase will, at its expense, defend against, hold Purchaser harmless from, and pay any final judgment against Purchaser or any customer of Purchaser arising out of (1) any claim that the Licensed Patents, the Product or the manufacture of the Product infringed a patent, a trade secret or any other proprietary right (unless such claim results from designs or specifications provided by Purchaser) or
         (2) any claim arising out of the failure of any Product provided by Nanophase to meet the specifications applicable under Exhibit A at the time of shipment, or gross negligence or misconduct of Nanophase; provided that (i) Purchaser notifies Nanophase in writing of such claim or action, and (ii) Nanophase shall conduct the defense of such claim or action subject to the effective participation of Purchaser. In defending any claim or action referred to in clause (1) above, Nanophase may, at its option, agree to any settlement in which Nanophase shall either (x) procure, for the benefit of Purchaser, the right to continue to make and have made, use and sell Product; or (y) modify the Product or the method of manufacture thereof so that its making, use and sale shall no longer infringe, to the extent that the exercise of either such option does not result in a material adverse change in the Product or its cost. If Nanophase shall fail to diligently and effectively defend any such claim or action, Purchaser shall have the right to assume the defense without diminishing Nanophase's indemnity obligations hereunder.

              (b) Purchaser will, at its expense, defend against, hold Nanophase harmless from, and pay any final judgment against Nanophase arising out of (1) any claim that modification of the Product by Purchaser or use of the Product in the Field infringed a patent, a trade secret or any other proprietary right (unless such claim results from infringements by Nanophase against which Purchaser is indemnified in (a) above) or
         (2) any claim by a third party arising out of the sale of products by Purchaser (other than claims against which Purchaser is indemnified in (a) above); provided that (i) Nanophase notifies Purchaser in writing of such claim or action, and (ii) Purchaser shall conduct the defense of such claim or action subject to the effective participation of Nanophase. If Purchaser shall fail to diligently and effectively defend any such claim or action, Nanophase shall have the right to assume the defense without diminishing Purchaser's indemnity obligations hereunder.

                                 VII. GENERAL.

         7.1. Compliance With Law. Nanophase represents and warrants to Purchaser that the manufacturing operations of Nanophase and the production and shipment of the Product will at all times be in compliance with all applicable laws and regulations, including without limitation laws and regulations relating to the protection of the environment and to occupational health and safety.

         7.2. Plant Visits. Upon reasonable notice to Nanophase, Purchaser shall have the right to visit any Nanophase facility at which the Product is manufactured or stored during normal business hours. Purchaser may identify Nanophase as manufacturer of the Product to its customers and prospective customers and may bring customers and prospective customers to Nanophase's facilities to observe the manufacturing process, subject to the execution by such customers of a confidentiality agreement no less restrictive than the provisions of Section 6.02. Purchaser may review and copy all quality control documentation; provided that all such documentation shall be deemed "Confidential Information" subject to Section 6.02.

         7.3. Force Majeure. Neither party will be liable hereunder for any delay or failure to perform its obligations as a result of war, Act of God, Act of State, fire, flood, earthquake, riot or political disturbance, strike, transportation difficulties, or other similar unavoidable cause outside the control of the affected party for so long as such cause is operative, provided that the affected party shall promptly give notice of the occurrence of an event of force majeure and shall use best efforts to remedy the situation as soon as possible. For the duration of any event of force majeure affecting Nanophase, Purchaser may purchase its requirements of zinc oxide (and such additional quantities as Purchaser my contractually agree to in connection with obtaining supply commitments) from sources other than Nanophase notwithstanding Section
2.02. If any failure or inability of Nanophase to ship Product in accordance with this Agreement arising from an event of force majeure shall not have been cured within 150 days after the first occurrence of such event, Purchaser may then exercise its rights to terminate this Agreement under Section 4.01(d) and to effect transfer of technology under Article V.

         7.4. Limitation of Warranties. THE OBLIGATIONS OF NANOPHASE AND PURCHASER EXPRESSLY STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED. TO THE EXTENT ALLOWABLE BY LAW, THIS EXCLUSION OF ALL OTHER WARRANTIES AND CONDITIONS EXTENDS TO IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW, OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

         7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         7.6. Assignment. Either party may assign its rights under this Agreement to a party that has creditworthiness at least equal to that of the assigning party as of the date of this Agreement and the capability to fulfill the obligations of the assigning party hereunder. This Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties. An assigning party will give prompt notice of assignment to the other party.

         7.7. Effect of Waiver. The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further or future right hereunder.

         7.8. Headings. The headings used in this Agreement are for convenience of reference only and are not to be used in interpreting the provisions of this Agreement.

         7.9. Complete Agreement. This Agreement is the exclusive statement of the understanding between the parties with respect to its subject matter. It supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to the subject matter hereof. No provisions of this Agreement may be changed or modified except by an agreement in writing signed by the party to be bound. No provision of any purchase order or other instrument issued by Purchaser or any invoice or other form issued by Nanophase that is inconsistent with the provisions of this Agreement shall be binding or affect this Agreement unless signed by both parties.

         7.10. Severability. If any provision of this Agreement is invalid or unenforceable in any particular case, such case shall not invalidate or render unenforceable any other part of this Agreement. This Agreement shall be construed as not containing the particular provision or provisions held to be invalid or unenforceable to the extent of the particular case, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

         7.11. Effectiveness of Agreement; Counterparts. Subject to the satisfaction of the conditions set forth in the letter of even date with this Agreement executed by Nanophase and Purchaser, this Agreement will be effective when executed by both parties. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

         7.12. Notices. All notices provided for in this Agreement shall be in writing or facsimile, addressed to the appropriate party at the respective address set forth below or to such other then-current address as is specified by notice, as follows:

to Nanophase :

                  Nanophase Technologies Corporation
                  453 Commerce Street
                  Burr Ridge, Illinois 60521
                  Facsimile:
                  Attention:  Joseph E.  Cross
to Purchaser:

                  [ *  *  * ]


Notices sent by certified mail, return receipt requested to the address specified pursuant to this Section 7.12 shall be effective three business days after deposit in the U.S. Mail with postage prepaid. Notice delivered by any other means shall be effective upon receipt.

         7.13. No Agency. Nanophase and Purchaser are independent contractors and separate legal entities and shall in no way be interpreted as partners, joint venturers, agents, employees or legal representatives of each other for any purposes. Neither party shall be responsible for or bound by any act of the other party or the other party's agents, employees or any persons in any capacity in its service.

         7.14. Equitable Relief. Each party acknowledges that the other would be irreparably harmed by any breach of Article II, Article III, Article IV or
Section 6.02, and that damages alone would be an inadequate remedy for any such breach. Accordingly, the aggrieved party shall be entitled to equitable relief, including without limitation an injunction for specific performance, with respect to any such breach, without requirement of the posting of a bond or other surety.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date set forth above.

NANOPHASE TECHNOLOGIES
CORPORATION                                    [ *  *  * ]



By:      /s/ Daniel S. Bilicki
    -------------------------------
Name:    Daniel S. Bilicki
Title:   Vice President Sale and Marketing










*  *  *  CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT A

                            Manufacturing Conditions

The product (non-coated zinc oxide) will be manufactured under GMP standards (as defined in 21 Code of Federal Regulations Parts 210 and 211) and ISO 9000 standards as applicable and such other standards as the parties may mutually agree from time to time.

                                     Purity

The Product will meet USP, BP purity requirements At least 50% of the product made will meet the JSCI standard for zinc oxide purity. The Product will be free of foreign bodies.

                                  Particle Size

It is the present intention of the parties that the specifications for particle size applicable under this Agreement will be those set forth below. The parties will conduct additional tests to validate such specifications. If the results of validation testing are inconsistent with the specifications set forth below, the parties will in good faith agree on changes to such specifications.

To be determined using a Brook Haven XDC or other instrument mutually agreed upon.

The Product will have an average particle size (on a number basis) of less than
0.2 microns but greater than .05 microns. The product will have an average particle size (on a mass basis) of less than 0.250 microns.

The Product will have at least 95% of its mass accounted for by particles with diameters of less than 1.0 microns with no detectable particles greater than 1.5 microns.

From samples produced by Nanophase, a Reference Standard will be established and inventoried for comparison and instrument calibration.

                                    Packaging

The Product will be packaged in, at Purchaser's discretion, one or more of the following containers: 18.18 kg plastic lined boxes, bins containing sixteen individual 18-18 kg plastic bags or appropriately sized super-sacks.
No more than 25% of the product will packaged in said boxes.

Labeling:  To be determined.

                                    EXHIBIT B

Indicated below is a pricing schedule for Product F.O.B. Nanophase's Plant.







                                    [ * * * ]


























*  *  *  CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C

Pricing set forth in Exhibit B shall be subject to changes in labor costs, electricity costs and zinc metal prices as published in the Wall Street Journal and indexed as follows.







                                    [ * * * ]


















*  *  *  CONFIDENTIAL TREATMENT REQUESTED





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